Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this “Agreement”) is effective as of April 1, 2003 by and between PriceSmart, Inc., a Delaware corporation (“Price”), and Gilbert A. Partida, an individual (“Contractor”), with respect to the following facts:

Recitals

A. Price has established and operates membership warehouse clubs in the Caribbean, Central America, Mexico and Asia.

B. Contractor has significant experience in connection with the operation of international membership warehouse clubs.

C. Price desires to have the ability to utilize Contractor’s expertise in connection with the operation of Price’s membership warehouse clubs, and Contractor is willing to provide same to Price.

D. The parties desire to set forth their relationships in accordance with the terms of this Agreement.

Now, therefore, in consideration of the representations set forth above, and in this Agreement, the parties hereto covenant and agree as follows:

Agreement

1. Duties: Price hereby engages Contractor as its nonexclusive independent contractor to assist Price, at mutually agreed-upon times, in the operation of Price’s membership warehouse clubs in the areas of financial and currency-related matters, import/export and customs related matters, personnel, operating systems and general oversight of operations. Contractor shall be available to so assist Price for up to two hundred fifty (250) hours during the term of this Agreement.

2. No Control. Price shall have no right, except to the extent required by law, to direct or limit Contractor’s activities as to production, prospects, reports, meetings, schedules, time-off, training, education or other similar activities. At Contractor’s request and at Contractor’s sole discretion, Price may furnish such advice, information and full cooperation as Contractor shall require.

3. Standard of Performance. In the accomplishment of the performance of such duties and responsibilities as are assigned to contractor under the terms of this Agreement, Contractor shall at all times conduct him/herself in a professional manner and shall conform to those standards of ethical conduct as are generally expected from those performing such services in the relevant business community. At all times during the term of this Agreement as defined below, the Contractor shall use personal best efforts to fulfill his duties.

4. Compensation. Contractor will be paid the total sum of $100,000, payable as follows: $5,555.55 per month beginning April 1, 2003.

5. Payment of Expenses. Contractor shall be solely responsible for the payment of all expenses associated with his activities under the terms of this Agreement and Price shall not pay any sums to Contractor except for the payments set forth in paragraph 4. Notwithstanding the foregoing, to the extent Contractor is required to travel to fulfill Contractor’s duties hereunder, Price will reimburse Contractor for all reasonable travel expenses, provided, however, that all such expenses are: (i) approved in advance; and (ii) subsequently confirmed by invoices and receipts delivered by Contractor to Price.

6. No Provision for Taxes. Price will not withhold any sums for any federal, state, or local taxing authorities (hereinafter collectively “Taxing Authorities”) from fees paid by Price to Contractor pursuant to this Agreement. Contractor is responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid by Price to Contractor for services under this Agreement. The parties acknowledge and agree that Contractor will not be treated as an employee with respect to the services provided hereunder for federal and state tax purposes.

7. Tax Indemnity. On request, Contractor will provide Price with proof of timely payment of all federal and state income taxes, including estimated taxes to all Taxing Authorities for fees paid under this Agreement. Contractor agrees to indemnify Price and hold it harmless from any and all claims which may be asserted against Price by a Taxing Authority because Price has not withheld sums from Contractor. As to FICA only, such indemnity shall be up to an amount equal to Contractor’s share of FICA and for the full amount of all sums which Price is or may be required to pay. Such obligation to reimburse shall exist regardless of whether Price is required to pay the aforementioned withholding taxes because a Taxing Authority contends that Contractor is legally the employee of Price and/or whether Price is required to pay such taxes because of non-payment or underpayment of such taxes by Contractor. Further, Price shall have no duty to oppose any effort to pay appropriate sums, and any such opposition by Price or claim for refund by Price shall be solely at the discretion of Price.

8. Term. The term of this Agreement commences April 1, 2003 and concludes September 30, 2004. This Agreement will terminate automatically on the occurrence of any of the following events: (1) Bankruptcy or insolvency of either party; (2) Death of Contractor; (3) Contractor’s failure to provide the services as may be requested hereunder during the term of this Agreement and/or breach of his obligations under this Agreement; (4) Contractor’s violation of the United States Foreign Corrupt Practices Act, 15 U.S.C. Section 78dd-1(“FCPA”); or (5) Dissolution of Price. Upon termination of this Agreement, Price’s obligation to pay any compensation, except for services or expenses already accrued or incurred, shall forthwith cease and terminate.

9. Non-Disclosure. Contractor acknowledges that Price holds as confidential, and Contractor may have access to during the Term of this Agreement, certain information and knowledge respecting the intimate and confidential affairs of Price in the various phases of its business, including, but not limited to, trade secrets, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, pricing information, and customer lists. During the Term of this Agreement and thereafter, Contractor shall not directly or indirectly disclose such information to any person or use any such information, except as required in the course of the Term of this Agreement. All records, files, keys, documents and the like relating to Price’s business, which Contractor shall use, or come into contact with, shall be and remain Price’s sole property, and shall be returned to Price upon the termination of this Agreement.

The parties hereby stipulate and agree that the foregoing matters are important, material and confidential and gravely affect the effective and successful conduct of the business of Price, and its goodwill, and that any breach of the terms of this paragraph is a material breach of this Agreement.

This paragraph 9 shall survive the termination of this Agreement. Price shall have the right, in addition to any other remedies available, to injunctive relief in the event Contractor breaches any of the provisions of this paragraph 9, it being acknowledged that other available remedies are inadequate.

10. Price Property. Contractor agrees that, upon termination of this Agreement for any reason or cause whatsoever, Contractor will immediately deliver and return to Price all of Price’ property including, without limitation, all lists of customers, vendors, samples, price lists, forms, handbooks, printouts, surveys, and other materials and property belonging to Price, whether issued to Contractor, loaned to customers or prospects by Price or otherwise.

11. Indemnification. Contractor shall indemnify and hold Price harmless from and against any and all loss, damage, liability, costs, and expenses, including reasonable attorneys’ fees, from any cause whatsoever, incurred by reason of, or arising out of or in connection with: (a) Contractor’s failure to perform any obligation hereunder; (b) any breach of this Agreement by Contractor and/or any agent or employee of Contractor; (c) any act or omission of Contractor or any agent or employee of Contractor; or (d) Contractors’ violation of the FCPA.

12. Independent Contractor. The parties to this Agreement desire to create a relationship of independent contractor, and in no way intend to create a relationship of employer and employee and in conformity therewith, Contractor retains sole and absolute discretion and judgment in the manner and means of carrying out Contractor’s selling and soliciting activities hereunder. In the performance of the respective obligations under this Agreement, the parties and their officers, employees and agents are at all times acting and performing as independent contractors. Nothing in this Agreement shall be construed to make or render either party or any of its officers, employees or agents, an agent, servant or employee of or joint venture of or with the other.

13. No Apparent Authority. Contractor neither shall have nor shall represent himself to any party as having any right, power or authority to create any obligation or contract, express or implied, on behalf of, in the name of or binding upon Price in any manner and for any purpose whatsoever.

14. Compliance with FCPA. Contractor covenants and agrees that he will: (1) not make, offer or agree to offer anything of value to any government official, political party or candidate for government office in violation of the FCPA; and (2) comply with all laws and regulations of the United States, including, without limitation, the FCPA. Contractor represents and warrants that he is familiar with the FCPA and its purposes and that there is and will be no employment of the Contractor by any government or political officials.

15. Miscellaneous Provisions

15.1 Right of Offset. Price shall have the right to set off against all compensation payable to Contractor under this Agreement, the amount of any damages, liabilities, losses, costs and/or expenses suffered or incurred by Price by reason of any breach or default by Contractor and/or the agents or employees of Contractor in the performance of any of Contractor’s duties or obligations under this Agreement.

15.2 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of California. All disputes, controversies or claims between Contractor and Price arising, directly or indirectly, out of or relating to this Agreement shall be resolved by binding arbitration conducted in accordance with the rules of the American Arbitration Association, as then in effect, except as provided herein. Unless the parties otherwise agree, any arbitration shall be held in San Diego County, California. The parties shall be entitled to discovery sufficient to adequately arbitrate the claims and defenses, including access to essential documents and witnesses, as determined by the arbitrator. Costs and fees of the arbitrator shall be borne by the non-prevailing party. The award of the arbitrator, which may include equitable relief, shall be final, and judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction thereof. Any demand for arbitration shall be in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based upon such claim dispute or other matter would be barred by the applicable statue of limitations.

15.3 Cost and Fees. In the event that any of the parties hereto institutes any action, arbitration, suit or proceeding to enforce the provisions of this Agreement, or for breach thereof, or to declare the right of the parties with respect thereto, the prevailing party shall be entitled to recover, in addition to damages, injunctive or other relief, reasonable costs and expenses including, without limitation, costs and reasonable attorney’s fees incurred in the furtherance of such action, arbitration, suit or proceeding.

15.4 Amendment and Modification. No term or provision of this Agreement may be amended or modified in any respect except in writing signed by the parties.

15.5 Notices. All notices or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered in person or when postmarked, if mailed by certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

If to Contractor:

  Gilbert A. Partida

If to Price: PriceSmart, Inc.

  4649 Morena Blvd.

  San Diego, CA. 92117

  Attn: Robert M. Gans

  Executive Vice President/General Counsel

or such other address as may be specified by a party hereto pursuant to notice given to the other parties in accordance with the provisions of this Section.

15.6 Binding Effect. This Agreement will be binding upon and inure to the benefit of Price, Contractor, and their respective successors, assigns, executors, legal administrators, heirs, devisees, and beneficiaries.

15.7 Consents and Waiver. No delay by any party in exercising any right under, or in taking any action to enforce any right under, this Agreement will operate as a waiver of any such right or in any manner affect the rights of any party thereunder. No consent by any party under this Agreement or waiver by any party of any representation, warranty, or other term or condition of this Agreement will be effective unless made in writing. Any such waiver will not be construed as a waiver of any other representation, warranty, or other term and condition of this Agreement. Failure by any party to insist upon strict conformance with or strict conformance of, any representation, warranty, or other term or condition in this Agreement in any one or more instances will not be a waiver by any party of his right to insist and enforce thereafter strict conformance with, and strict conformance of, (i) such representation, warranty, or other term or condition or (ii) any other representation, warranty or other term or condition in this Agreement.

15.8 Savings Provision. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the reminder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

15.9 Cumulative Rights and Remedies. No right or remedy herein conferred upon the parties hereto is intended to be exclusive of any other right or remedy contained in this Agreement or in any instrument or document delivered in connection with or pursuant to this Agreement, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by stature, or otherwise.

15.10 Entire Agreement. This Agreement and the exhibit(s) attached hereto contains the entire agreement between the parties and supersedes any prior written or oral agreement between said parties concerning the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter contained in this Agreement, which are not fully expressed herein.

15.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts, when taken together, shall constitute but one (1) agreement.

15.12 Gender. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

15.13 Caption Headings. Captions at the beginning of each numbered paragraph of this Agreement are solely for the convenience of the parties and shall not be deemed to be an integral part of the context of this Agreement.

15.14 Negotiated Transaction. The provisions of this Agreement were negotiated by both of the parties hereto, and said Agreement shall be deemed to have been drafted by both parties.

15.15 Further Assurances. Each party hereby agrees to promptly sign any additional instruments or documents which are necessary or appropriate to carry out the purpose of this Agreement.

15.16 Assignment. This Agreement and the respective rights and obligations hereunder may not be assigned by Contractor.

15. 17 Consulting or Other Services for Competitors; Nonsolicitation. Contractor agrees that, to the fullest extent enforceable by law, he will not, at any time during the term of this Agreement, directly or indirectly, whether or not for compensation, engage in, enter into any agreement to engage in, or have any interest in any other person, firm, corporation, or business (whether as an employee, officer, director, agent, shareholder, security holder, creditor, partner, consultant, holder of any beneficial interest or otherwise) that operates a membership warehouse club, hypermarket or discount store in those markets which are served by Price’s membership warehouse clubs.

Further, during the term of this Agreement, Contractor agrees that he shall not solicit nor induce, or attempt to solicit or induce, any other Price employee to cease his or her employment with Price.

Contractor acknowledges and agrees that this paragraph 15.17 is an essential term of the Agreement and that Price would not have entered into this Agreement but for its inclusion.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PRICE: PRICESMART, INC., a Delaware corporation		CONTRACTOR: /s/ GILBERT A. PARTIDA Gilbert A. Partida

By:	/s/ ROBERT M. GANS
Title:	Executive Vice President